                                                                     EXHIBIT 2.2
                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made this_______day of November, 1995, by and among MEDIRISK, INC., a Florida corporation ("Purchaser"), and PAMELLA LEITER, a resident of Illinois ("Seller");

                              W I T N E S S E T H:

     WHEREAS, the parties desire to enter into this Stock Purchase Agreement pursuant to which Purchaser will purchase from Seller all of the outstanding capital stock of Formations in Health Care, Inc. (the "Company") upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF STOCK.

     1.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, 100 shares of issued and outstanding common stock of the Company (the "Stock"), which represent all issued and outstanding shares of capital stock of the Company.

     1.2 PURCHASE PRICE. In consideration of the sale and delivery of the Stock, and in reliance on the representations and warranties of Seller set forth below, Purchaser shall (i) pay to Seller the sum of $1,325,000.00 in cash at Closing; (ii) deliver to Seller 153,119 shares of Series A Common Stock of Purchaser; and (iii) deliver to Seller an Option Agreement, substantially in the form of attached EXHIBIT A (the "Option Agreement"), granting Seller, subject to the provisions governing vesting set forth therein, the option to purchase 44,561 shares of Series A Common Stock of Purchaser for an exercise price of $0.41667 per share. In addition, Purchaser shall guarantee the Company's obligations under that certain promissory note in the original principal amount of $179,630.56, with a current principal balance outstanding of approximately $175,000.00 payable to Philip Faraci by delivery of a Guaranty, substantially in the form of attached EXHIBIT B.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Purchaser as follows:

     2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases. The Company is duly qualified to transact business and in good standing in the states listed on SCHEDULE 2.1, which are the only jurisdictions in which the failure to be qualified would have a material adverse effect on the assets or the business of the Company. Included in SCHEDULE 2.1 are true and complete copies of the Company's Articles of Incorporation and Bylaws.

     2.2 AUTHORITY AND STATUS. Seller has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Seller in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

     2.3 CAPITALIZATION; OWNERSHIP OF STOCK. (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, no par value per share, 100 of which are issued and outstanding. All of the issued and outstanding Shares are duly and validly issued and outstanding, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Common Stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of Common Stock or any other capital stock of the Company.

     (b) Seller is the legal and beneficial owner of the Stock, free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims.

     2.4 LIABILITIES AND OBLIGATIONS OF THE COMPANY.  (a)  Attached as SCHEDULE
2.4 are true, correct and complete copies of the Company's unaudited balance sheets as of December 31, 1994 and December 31, 1993 and the related statements of operations for the fiscal years ending on such dates (the "Financial Statements"). Also attached as SCHEDULE 2.4 are true, correct and complete copies of the Company's unaudited balance sheet as of August 31, 1995 and the related unaudited statement of operations for the eight-month period then ended (the "Interim Financial Statements"). Except as specifically described in
SCHEDULE 2.4, the Financial Statements and the Interim Financial Statements are complete to the extent required by generally accepted accounting principles, have been prepared in accordance with generally accepted accounting principles (except that the Financial Statements have been prepared in accordance with the cash basis method of accounting and except that the Interim Financial Statements do not contain any notes thereto and are subject to normal recurring year-end adjustments, which individually and in the aggregate will not deviate substantially therefrom or which are described on SCHEDULE 2.4 hereto), fairly present in accordance with generally accepted accounting principles ("GAAP") the Company's financial condition as of the dates thereof and disclose all of the Company's liabilities, whether absolute, contingent, accrued or otherwise, existing as of the dates thereof required to be disclosed in accordance with GAAP.

     (b) Except as described in SCHEDULE 2.4, the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against,
(ii) liabilities that were incurred or accrued in the ordinary course of the Business since the date of the Interim Financial Statements and (iii) the liabilities and obligations of the Company under the contracts that are disclosed on SCHEDULE 2.10 or that by the terms of Section 2.10 are not required to be identified on SCHEDULE 2.10.

     2.5 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument, or any order, judgment, decree or other arrangement to which the Company or Seller is a party or is bound.

     2.6 LITIGATION Except as set forth on SCHEDULE 2.6, there is no suit, action, proceeding, claim or investigation pending or, to the best knowledge of Seller, threatened against, or affecting, the Company, and, to the best knowledge of Seller, there exists no basis or grounds for any such suit, action, proceedings, claim or investigation.

     2.7 PERMITS. The Company holds all licenses, permits and other authorizations from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. The Company is conducting and has conducted its business so as to comply in all respects with all applicable statutes, rules, ordinances, regulations and orders.

     2.8 TITLE TO ASSETS. Attached as SCHEDULE 2.8 is a list and summary description of all real property owned or leased by the Company and of all items of personal property with a fair market value in excess of $5,000.00 owned or leased by the Company (such list identifying the properties owned by the Company and all of the leases or agreements under which the Company is lessee of or holds or operates any property). The Company has good title to all of its property and assets, other than leased property, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances except as disclosed or reserved in the Financial Statements, Interim Financial Statements or the Schedules hereto (provided such disclosure in a Schedule hereto is sufficient to identify the matters disclosed therein as liabilities of the Company) and except for liens for current taxes not yet due and payable.

     2.9 COMPUTER SOFTWARE, INTELLECTUAL PROPERTY. Seller has previously delivered to Purchaser an accurate identification and summary description of all computer software, rights therein, databases and other intellectual property assets that are readily commercially available used or licensed by the Company, including a description of the nature of the Company's interest therein; in addition, included in SCHEDULE 2.9 is an accurate identification and summary description of all computer software, rights therein, databases and other intellectual property assets that are not readily commercially available owned, used or licensed by the Company, including a description of the Company's interest therein (such items described on SCHEDULE 2.9 being referred to as the "Proprietary Software"). Except as set forth in SCHEDULE 2.9, all such items of Proprietary Software are owned exclusively by the Company or are licensed by the Company on a royalty-free, perpetual basis without the requirement of any type of payment to any other party. The Company is in material compliance with all provisions of any such license with respect to the Proprietary Software, and the transactions contemplated by this Agreement will not cause a breach or default under any such license or impair the Company's ability to use such Proprietary Software in substantially the same manner as such items of Proprietary Software are currently used by the Company. Except as described on SCHEDULE 2.9, all Proprietary Software owned by the Company is free of all claims or rights of employees, agents, consultants or other parties involved in the development or creation of such computer software, rights, databases or intellectual property, and no such Proprietary Software has been published or disclosed to any party, except pursuant to contracts requiring such parties to keep such Proprietary Software confidential. Except as described on
SCHEDULE 2.9, the Company has received no notice or other allegation claiming or asserting that it is violating, reasonably has no reason to believe it is violating, and, to the knowledge of Seller, the Company has not violated and is not violating the rights of others in any trademark, tradename, service mark, copyright, patent, trade secret, know-how or other intangible assets.

     2.10 CONTRACTS. Attached as SCHEDULE 2.10 is a true and correct list of all contracts, agreements and other instruments to which the Company is a party under which the aggregate liability of, or benefit to, the Company could reasonably be expected to exceed $5,000.00. On or prior to the date of this Agreement, Seller has delivered a copy of each such contract, agreement and instrument to Purchaser.

     2.11 TAXES. The Company has timely and accurately filed all federal, state, foreign and local tax returns and reports required to be filed by it prior to such date and has timely paid, or will prior to Closing timely pay, all taxes (including, without limitation, any and all income, sales, use, withholding and excise taxes) owed for all periods prior to Closing.

     2.12 EMPLOYEE BENEFIT PLANS. Attached as SCHEDULE 2.12 is a list of every pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement that involves the expenditure of more than $5,000.00 per year, agreement or understanding that involves the expenditure of more than $5,000.00 per year, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including without limitation any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), currently or previously adopted, maintained, sponsored or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). All of the Benefit Plans (and any related trusts subject to ERISA) comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Internal Revenue Code of 1986, as amended (the "Code"), all applicable state or federal securities laws and all other applicable laws, rules and regulations. No event has occurred that will or could reasonably be expected to give rise to a disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. Neither the Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject the Company to any direct or indirect liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 408 of ERISA).

     2.13 CUSTOMERS. Attached as SCHEDULE 2.13 is a true and correct list of all of the customers doing in excess of $5,000.00 of business with the Company during 1994 and 1995 setting forth as to each such customer its name, address, telephone number and principal person of contact. Neither the Company nor Seller has received any notice, or has any reason to believe, that any such customer has taken or contemplates taking steps that could disrupt the business relationship of the Company with such customer.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to Seller as follows:

     3.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases. Purchaser is now, and will be at Closing, duly qualified to transact business and in good standing in the states listed on
SCHEDULE 3.1, which are the only jurisdictions in which the failure to be qualified would have a material adverse effect on the assets or the business of Purchaser. Included in SCHEDULE 3.1 are true and complete copies of Purchaser's Articles of Incorporation and Bylaws.

     3.2 AUTHORITY AND STATUS. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Purchaser in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

     3.3 CAPITALIZATION. The authorized capital stock of Purchaser consists of 5,000,000 shares of Series A Common Stock, of which 910,200 shares are issued and outstanding as of the date hereof, and 3,000,000 shares of Series A Preferred Stock, of which 1,292,359 shares are issued and outstanding as of the date hereof. There are 100,000 shares of Series A Common Stock held in Purchaser's treasury. Except as set forth on SCHEDULE 3.3, there are no outstanding options or other securities exercisable for or convertible into capital stock of Purchaser. The shares of Series A Common Stock of Purchaser to be issued to Seller hereunder or under the Option Agreement will, when issued and delivered in accordance with this Agreement or the Option Agreement, as applicable, be validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 3.3, Purchaser is not a party to any agreement or other commitment to register any of its securities under the Securities Act of 1933, as amended.

     3.4 LIABILITIES AND OBLIGATIONS OF PURCHASER.  (a)  Attached as SCHEDULE
3.4 are true, correct and complete copies of Purchaser's audited balance sheets as of December 31, 1993 and December 31, 1994 and the related statements of operations and statements of cash flow for the fiscal years ending on such dates ("Purchaser's Financial Statements"). Also attached as SCHEDULE 3.4 are true, correct and complete copies of

Purchaser's unaudited balance sheet as of August 31, 1995 and the related unaudited statement of operations and statement of cash flow for the eight-month period then ended ("Purchaser's Interim Financial Statements"). Except as specifically described in SCHEDULE 3.4, Purchaser's Financial Statements and Purchaser's Interim Financial Statements are complete to the extent required by generally accepted accounting principles, have been prepared in accordance with generally accepted accounting principles (except that Purchaser's Interim Financial Statements do not contain any notes thereto), fairly present in accordance with generally accepted accounting principles Purchaser's financial condition as of the dates thereof and disclose all of Purchaser's liabilities, whether absolute, contingent, accrued or otherwise, existing as of the dates thereof.

     (b) Purchaser has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of Purchaser that are disclosed or reserved against in Purchaser's Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against, and (ii) liabilities that were incurred or accrued in the ordinary course of the Business since the date of Purchaser's Interim Financial Statements.

     3.5 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS.  Except as set forth on
SCHEDULE 3.5, the execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of Purchaser or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound.

     3.6 LITIGATION. There is no suit, action, proceeding, claim or investigation pending or, to the best knowledge of Purchaser, threatened against, or affecting, Purchaser, and, to the best knowledge of Purchaser, there exists no basis or grounds for any such suit, action, proceedings, claim or investigation.

     3.7 PERMITS. Purchaser holds all licenses, permits and other authorizations from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. Purchaser is conducting and has conducted its business so as to comply in all respects with all applicable statutes, rules, ordinances, regulations and orders.

                                   ARTICLE IV
                           COVENANTS AND UNDERTAKINGS

     4.1 COVENANT NOT TO COMPETE. At Closing, Seller and Purchaser will, and Seller will cause the Company to, enter into a Covenant Not to Compete substantially in the form of attached EXHIBIT C (the "Covenant Not to Compete").

     4.2 EMPLOYMENT AGREEMENT. At Closing, Seller and Purchaser will enter into an Employment Agreement substantially in the form of attached EXHIBIT D (the "Employment Agreement").

     4.3 REGISTRATION RIGHTS AGREEMENT. At Closing, Purchaser and Seller will enter into a Registration Rights Agreement substantially in the form of attached EXHIBIT E (the "Registration Rights Agreement").

     4.4 INVESTMENT LETTER. At Closing, Seller will execute and deliver to Purchaser an investment letter with respect to the shares of Series A Common Stock of Purchaser to be delivered to Seller at Closing and with respect to the Option Agreement substantially in the form of attached EXHIBIT F (the "Investment Letter").

     4.5 SHAREHOLDERS AGREEMENT. At Closing, Seller and Purchaser will enter into a Shareholders Agreement substantially in the form of attached EXHIBIT G (the "Shareholders Agreement").

     4.6 CONSENTS AND APPROVALS. Seller agrees to use her reasonable best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or Seller is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

     4.7 CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except with the written consent of Purchaser and except as may be required to effect the transactions contemplated by this Agreement, between the date of this Agreement and the earlier of (i) Closing and (ii) the termination of this Agreement, Seller will cause the Company to (a) operate the Business only in the ordinary course, (b) not make or permit any amendment of the Company's Articles of Incorporation or Bylaws or change its issued and outstanding securities; (c) not hire or engage any employee, consultant or independent contractor, (d) not directly or indirectly declare, pay or authorize any dividends or distributions on or payments in respect of its capital stock; (e) not make any contribution to or distribution from any Employee Benefit Plan except as required pursuant to the terms thereof or by law; (f) not pay or agree to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of Company's present or former officers, agents, consultants or employees except under any existing pension or other plan or arrangement or increase the compensation (including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement or other similar payments) being paid as of September 1, 1995, to any of the Company's management or other employees, other than salary increases not greater than 4.0% in connection with customary annual reviews or as otherwise required under an agreement disclosed on SCHEDULE 2.10 or pursuant to an employee benefit plan listed on SCHEDULE 2.12; (g) not borrow any monies or subject any of its assets to any lien, charge, pledge or other encumbrance; and (h) not enter into any material contracts or extend, modify or amend any material contracts existing on the date of this Agreement.

     4.8 FINANCING, ETC. Purchaser agrees to use its reasonable best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Purchaser is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default. In addition, Purchaser agrees to use its reasonable best efforts to obtain financing to fund the consummation of the transactions contemplated by this Agreement and for such other purposes as Purchaser deems reasonable, such financing to be on commercially reasonable terms and conditions.

                                   ARTICLE V
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

     5.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Seller in this Agreement or any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Seller shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by Seller on or prior to the Closing Date.

     5.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate such transactions or would have a material adverse effect on the Company or its assets or business.

     5.3 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of the Company between the date of the Interim Financial Statements and the Closing Date.

     5.4 CONSENTS. Seller shall have delivered to Purchaser the written consents of third parties and all governmental consents and approvals, if any, referred to in Section 4.6 hereof, which consents shall be in form, scope and substance reasonably satisfactory to Purchaser and its counsel.

     5.8 GOOD STANDING CERTIFICATE. Purchaser shall have received a Certificate of Good Standing from the State of Indiana with respect to the Company as of the most recent practical date prior to the Closing Date.

     5.9 FINANCING. Purchaser shall have obtained financing for the cash payment to be made at Closing under this Agreement on terms and conditions satisfactory to Purchaser in its discretion.

     5.10 DUE DILIGENCE. Purchaser shall in all respects be satisfied in its discretion with the results of its due diligence investigation of the Company and its assets and business.

     5.11 UDSMR MATTERS. Purchaser acknowledges that Seller has disclosed to Purchaser claims by UDSmr related to certain intellectual property used by the Company, which claims allege that the Company is infringing on rights of UDSmr. Seller agrees to continue to use reasonable efforts between the date of this Agreement and Closing to resolve such claims in a manner reasonably acceptable to Purchaser, Purchaser's approval of such resolution not to be unreasonably withheld. In the event such claims are not resolved before Closing, Purchaser shall be entitled not to close the transactions contemplated by this Agreement and to terminate this Agreement if Purchaser reasonably determines that the likely exposure of the Company for out-of-pocket costs and expenses on account of such claims or their resolution will be in excess of $50,000.00.

                                   ARTICLE VI
                          CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF SELLER TO CLOSE

     The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

     6.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Purchaser in this Agreement or any document or instrument delivered to Seller or her representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. Purchaser shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

     6.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of Purchaser, if such action, proceedings, investigation, regulation or legislation, in the reasonable judgment of Seller would make it inadvisable to consummate same or would have a material adverse effect on Purchaser or its assets or business.

     6.3 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents deemed necessary or appropriate by Sellers or her counsel to effectuate this Agreement in the consummation of the transactions contemplated hereby, or incidental hereto, and all other related legal matters, shall have been approved by such counsel.

     6.4 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of Purchaser between the date of the Purchaser Interim Financial Statements and the Closing Date.

     6.5 GOOD STANDING CERTIFICATE. Seller shall have received a certificate of existence from the State of Florida with respect to Purchaser as of the most recent practical date prior to the Closing Date.

     6.6 FINANCING. Seller shall have reviewed and found satisfactory the terms of the financing obtained by Purchaser for the cash payment to be made at Closing under this Agreement.

     6.7 DUE DILIGENCE. Seller shall in all respects be satisfied in her discretion with the results of her due diligence investigation of Purchaser and its assets and business.


                                  ARTICLE VII
                                    CLOSING.

     7.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will be held no later than five business days after Purchaser has obtained the financing necessary to fund the cash payment to be made at Closing hereunder and all other conditions have been met; provided that Purchaser shall give Seller written notice at least five business days in advance of the date of such Closing;

provided, further, that Seller may, by written notice to Purchaser given at least three days before a closing scheduled by Purchaser, delay the Closing to a date chosen by Seller, which date shall not be later than January 9, 1995. The Closing shall commence at 2:00 p.m. at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 or at such other time or place upon which the parties agree. The date on which Closing occurs shall be referred to as the "Closing Date"). Unless the parties otherwise agree in writing, the transactions contemplated by this Agreement will be deemed closed as of 12:01 a.m. on the Closing Date.

     7.2 TRANSACTIONS AT CLOSING.  At the Closing:

     (a) Seller shall deliver to Purchaser the certificates for the capital stock sold by Seller to Purchaser, duly endorsed for transfer or accompanied by blank stock powers;

     (b) Seller shall deliver or cause to be delivered to Purchaser a Certificate of Good Standing of the Company, as of the most recent practicable date, from the Secretary of State of the State of Indiana;

     (c) Seller shall execute and deliver to Purchaser the Covenant Not to Compete, the Employment Agreement, the Registration Rights Agreement, the Shareholders' Agreement and the Investment Letter;

     (e) Purchaser shall pay $1,325,000.00 by bank cashier's check or wire transfer to Seller;

     (f) Purchaser shall deliver to Seller one or more share certificates registered in the name of Seller for an aggregate of 153,119 shares of Series A Stock of Purchaser; and

     (g) Purchaser shall execute and deliver to Seller the Option Agreement, the Covenant Not to Compete, the Employment Agreement, the Registration Rights Agreement and the Shareholders' Agreement.

                                  ARTICLE VIII
                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
                                INDEMNIFICATION.

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER AND INDEMNITY. (a) Subject to Section 8.4(c) hereof, all representations, warranties, agreements, covenants and obligations made or undertaken by the Purchaser and Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

         (b) Seller agrees to indemnify and hold Purchaser harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser arising from any misrepresentation by, or breach of any covenant or warranty of, Seller contained in this Agreement, or any misrepresentation in any certificate or other instrument furnished or to be furnished Seller hereunder.

         (c) Purchaser agrees to indemnify and hold Seller harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Seller arising from any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement or any misrepresentation in or omission from any certificate or instrument furnished or to be furnished by Purchaser hereunder.

     8.2 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a loss subject to indemnification under this Agreement, such indemnified party shall give notice thereof (the "Claims Notice") to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by such indemnified party.

     8.3 OPPORTUNITY TO DEFEND. The indemnifying party may elect to compromise or defend, at his or its own expense and by his or its own counsel, any Asserted Liability; provided, however, that the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves other matters not binding upon the indemnified party. If the indemnifying party elects to compromise or defend such Asserted Liability, she or it shall within 30 days after receipt of notice thereof (or sooner, if the nature of the Asserted Liability so requires) notify the indemnified party of her or its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party with respect to out-of-pocket expenses of the indemnified party, in the compromise of or defense against such Asserted Liability. The assumption of the defense of a matter by an indemnifying party shall be deemed an admission by such indemnifying party of its obligation to indemnify the indemnified party hereunder with respect to such claim. If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the indemnified party of her or its election as herein provided or contests her or its obligation to indemnify, the indemnified party or parties may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation. In any event, the indemnified party and the indemnifying party may participate in the defense of such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation.

     8.4 LIMITATIONS. (a) Notwithstanding the provisions of Section 8.1(b) above, Seller shall not be required to make any indemnification payments under
Section 8.1(b) until the aggregate amount of losses suffered by Purchaser that are subject to indemnification under such Section exceed $18,000.00, at which time claims may be asserted for the amount in excess of such amount. Notwithstanding the provisions of Section 8.1(c) above, Purchaser shall not be required to make any indemnification payments under Section 8.1(c) until the aggregate amount of losses suffered by Seller that are subject to indemnification under such Section exceed $18,000.00, at which time claims may be asserted for the amount in excess of such amount.

         (b) Notwithstanding the provisions of Section 8.1(b) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Section 1.1, Section 2.2 or Section 2.3, the maximum aggregate liability of Seller for indemnification under this Agreement shall be equal to $500,000.00. Notwithstanding the provisions of Section 8.1(b) above or the immediately preceding sentence of this
Section 8.4(b), the maximum aggregate liability of Seller for indemnification under this Agreement (including both those matters that are subject to the $500,000.00 limitation set forth in the immediately preceding sentence and those that are not subject to such limitation) shall be equal to $1,325,000.00.

         (c) Notwithstanding the provisions of Section 8.1(c) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Section 1.2,
Section 3.2 or Section 3.3, the maximum aggregate liability of Purchaser for indemnification under this Agreement shall be equal to $500,000.00. Notwithstanding the provisions of Section 8.1(c) above or the immediately preceding sentence of this Section 8.4(c), the maximum aggregate liability of Purchaser for indemnification under this Agreement (including both those matters that are subject to the $500,000.00 limitation set forth in the immediately preceding sentence and those that are not subject to such limitation) shall be equal to $1,325,000.00.

        (d) Notwithstanding the provisions of Section 8.1 above, no claim for indemnification under this Agreement may be made after the first anniversary of the Closing Date unless notice of such claim or the facts underlying it is given to the indemnifying party prior to such first anniversary; provided, however, that the foregoing restriction shall not apply with respect to (i) any liability, loss, damage, injury or claim by Purchaser resulting from a breach of the covenants, representations and warranties set forth in Section 1.1,
Section 2.2, Section 2.3 or Section 2.11, and (ii) any liability, loss, damage, injury or claim by Seller resulting from a breach of the covenants, representations and warranties set forth in Section 1.2, Section 3.2 or Section 3.3; provided, further, that any claim based upon any of the matters described in subsection (i) or (ii) may be brought at any time, subject to any applicable statutes of limitation.

     8.5 EXCLUSIVE REMEDY. From and after Closing, the terms of this Article VIII shall provide the exclusive remedies of all parties hereto with respect to any claims arising out of or related to any and all breaches of representations, warranties, covenants or agreements contained in this Agreement, or in any documents or instrument delivered in connection herewith; provided, however, that the foregoing shall not prohibit or limit the right of any party to seek damages with respect to, or equitable relief in accordance with the provisions of, the Stock Option, the Covenant Not to Compete, the Employment Agreement, the Registration Rights Agreement or the Shareholders' Agreement.

                                   ARTICLE IX
                                  TERMINATION

     9.1 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

         (a) By the mutual consent of Seller and Purchaser;

         (b) By Seller after November 30, 1995 if Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein;

         (c) By Purchaser after November 30, 1995, if Seller shall (i) fail to perform in any material respect her agreements contained herein required to be performed by her on or prior to the Closing Date, or (ii) materially breach any of her representations, warranties or covenants contained herein;

         (d) By Seller or Purchaser at any time after January 9, 1996, if the Closing shall not have occurred for any reason on or prior to January 9, 1996.

         (e) By either Purchaser or Seller if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser or Seller, which prohibits or restrains Purchaser and/or Seller from consummating the purchase of the shares from Sellers, provided that Purchaser and Seller shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency.

     9.2 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article IX, shall be given by the parties so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

     9.3 EFFECT OF TERMINATION.  If this Agreement terminates pursuant to
Section 9.1 hereof, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement and, provided the Agreement was not terminated pursuant to subparagraph (b) or (c) of Section 9.1, no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damages (direct or indirect) or loss of anticipated profits. If, however, this Agreement is terminated pursuant to subparagraphs (b) or (c) of Section 9.1, this Section
9.3 shall not relieve a breaching or defaulting party from any liability to the other party.

                                   ARTICLE X
                              GENERAL PROVISIONS.

     10.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. From and after the Closing, and until the earlier to occur of (i) the Purchaser's registration of one or more classes of its securities under the Securities Exchange Act of 1934, as amended, or (ii) Sellers ceasing to own at least 25,000 shares of Series A Common Stock of Purchaser, Purchaser will deliver to Seller:

          (a) as soon as practicable after the end of each fiscal year of Purchaser, and in any event within one hundred twenty (120) days thereafter, (i) a consolidated balance sheet of Purchaser and its Subsidiaries (as hereinafter defined) as at the end of such year, and the consolidated statements of operations and cash flow of Purchaser and its Subsidiaries, for such fiscal year, prepared in accordance with GAAP and certified by nationally recognized independent public accounts, and (ii) a copy of the management letter, if any, from such accountants;

          (b) as soon as practicable after the end of each calendar month, and in any event within forty-five (45) days thereafter, the consolidated balance sheet of Purchaser and its Subsidiaries as of the end of such month, and the consolidated statements of operations and cash flow of Purchaser and its Subsidiaries for such month and for the current fiscal year to date, subject to changes resulting from normal year-end audit adjustments;

          (c) promptly upon receipt thereof, copies of all other reports, if any, submitted to Purchaser by independent public accountants in connection with any annual or interim audit of the books of Purchaser and its Subsidiaries made by such accountants;

          (d) promptly upon the occurrence thereof, notice of any default under, or breach or violation of, this Agreement or any other material agreement to which Purchaser or any Subsidiary is a party or is bound, or the Certificate of Incorporation or By-Laws of Purchaser or any Subsidiary; and

          (e) with reasonable promptness, such other data and information as from time to time may be reasonably requested by Seller.

Purchaser agrees that if Seller ceases to be entitled to receive information under this Section 10.1 on account of Purchaser's registration of a class of securities under the Securities Exchange Act of 1934 and if Purchaser subsequently ceases to have one or more classes of securities so registered while Seller owns more than 25,000 shares of Series A Common Stock, then Purchaser shall again furnish to Seller the information required by this
Section 10.1.

     10.2 INSPECTION RIGHTS. From and after the Closing, and at all times that Purchaser is required to deliver information to Seller in accordance with
Section 10.1 above, Purchaser will permit Seller to visit and inspect the properties of Purchaser and its Subsidiaries, including its and their books and records (and to make extracts therefrom or copies thereof) and to discuss its and their affairs, finances and accounts with its and their officers and personnel, all at such reasonable times and as often as Seller may reasonably request. For purposes of Sections 10.1 and 10.2, "Subsidiary" includes any corporation, association or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by Purchaser or one or more Subsidiaries of Purchaser or by Purchaser and one or more Subsidiaries of Purchaser.

     10.3 NOTICES. (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile or mailed by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

          If to Seller:

                       Pamella Leiter
                       155 North Wacker Drive, Suite 725
                       Chicago, Illinois 60606
                       Facsimile #:  (312) 843-3061

             If to Purchaser:

                             Medirisk, Inc.
                             Two Piedmont Center, Suite 400
                             3565 Piedmont Road
                             Atlanta, Georgia 30305-1502
                             Attn:  Mark A. Kaiser
                             Facsimile #:  (404) 364-6711

                             with a copy to:

                             Alston & Bird
                             1201 West Peachtree Street
                             Atlanta, GA 30309
                             Attn:  Keith O. Cowan
                             Telephone:  (404) 881-7449
                             Facsimile:  (404) 881-7777

          (b) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

          (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

     10.4 BROKERS. Purchaser represents and warrants to Seller, and Seller represents and warrants to Purchaser, that no broker or finder has acted for it or him or any entity controlling, controlled by or under common control with it or them in connection with this Agreement.

     10.5 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     10.6 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     10.7 EXPENSES. Except as provided below, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. The parties agree that the Company will pay, with funds that are the Company's, up to $5,000 in fees and expenses incurred by Seller and the Company in connection with or related to the authorization, preparation and execution of this Agreement and the Closing, and that all such fees and expenses of Seller and the Company in excess of such amount shall be borne by Seller with funds that are not assets of the Company.

     10.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

     10.9 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     10.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     10.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     10.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.13 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                 PURCHASER:

                                 MEDIRISK, INC.


                                 By:
                                    ---------------------------------------
                                 Name:  Mark A. Kaiser
                                 Title:  Chairman of the Board and Chief
                                         Executive Officer

                                 SELLER:


                                 ------------------------------------------
                                 Pamella Leiter

                        LIST OF EXHIBITS


Exhibit A           Form of Option Agreement
Exhibit B           Form of Guaranty
Exhibit C           Form of Covenant Not to Compete
Exhibit D           Form of Employment Agreement
Exhibit E           Form of Registration Rights Agreement
Exhibit F           Form of Investment Letter
Exhibit G           Form of Shareholders Agreement



                        LIST OF SCHEDULES

Schedule 2.1        Organization and Standing Articles of Incorporation
Schedule 2.4        Financial Statements
Schedule 2.6        Litigation
Schedule 2.8        List of Assets
Schedule 2.9        Computer Software; Intellectual Property
Schedule 2.10       Contracts
Schedule 2.12       Employee Benefit Plans
Schedule 2.13       Customers
Schedule 3.1        Organization and Standing of Purchaser
Schedule 3.3        Capitalization
Schedule 3.4        Purchaser's Financial Statements
Schedule 3.5        List of Consents